EXHIBIT 99.1

Contact:	Janice Monahan
480/693-5729

FOR IMMEDIATE RELEASE: Tuesday, May 4, 2004

AMERICA WEST REPORTS RECORD APRIL TRAFFIC

PHOENIX—America West Airlines (NYSE:AWA) today reported traffic statistics for the month of April. Revenue passenger miles (RPMs) for April 2004 were a record 1.9 billion, up 8.9 percent from April 2003. Capacity increased 6.1 percent in April 2004 to a record 2.5 billion available seat miles (ASMs). The passenger load factor for the month of April was a record 78.3 percent versus 76.3 percent in April 2003. America West also reported record year-to-date RPMs of 7.2 billion, record year-to-date capacity of 9.8 billion ASMs and a record year-to-date load factor of 73.7 percent.

     Scott Kirby, executive vice president, sales and marketing, said, “We’re extremely pleased to report record traffic and load factor for the month of April. We were also encouraged by a slight increase in yields during April given the year-over-year increase in both utilization and stage length.”

     The following summarizes America West’s April and year-to-date traffic results for 2004 and 2003:

	April 2004	April 2003	% Change
Revenue Passenger Miles (000)	1,923,272	1,766,725	8.9
Available Seat Miles (000)	2,457,354	2,316,179	6.1
Load Factor (percent)	78.3	76.3	2.0 pts.
Enplanements	1,739,482	1,664,179	4.5

America West Airlines
Reports April Traffic / 2

	YTD 2004	YTD 2003	% Change
Revenue Passenger Miles (000)	7,229,349	6,639,167	8.9
Available Seat Miles (000)	9,809,083	9,167,766	7.0
Load Factor (percent)	73.7	72.4	1.3 pts.
Enplanements	6,637,031	6,319,459	5.0

     America West Airlines is the nation’s second largest low-fare airline and the only carrier formed since deregulation to achieve major airline status. America West’s 13,000 employees serve nearly 55,000 customers a day in 93 destinations in the U.S., Canada, Mexico and Costa Rica

-AWA-